Exhibit 3.2

No. 2495998

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

1.	The name of the Company is “BR Telecommunications Limited”. [1]

2.	The registered office of the Company will be situated in England and Wales.

3.	(i) The object for which the Company is established is to carry on business as a general commercial company.

(ii)	Without prejudice to the generality of the object and the powers derived from Section 3A of the Act the company has power to do all or any of the following things:-

(a)	To carry on the business of designing, manufacturing, developing, promoting, selling, marketing, facility managing, dealing in, repairing, importing and exporting telecommunications of every kind and description, data communications and computer based equipment, networks, software and systems of every kind and description, security, industrial control, energy management, process control systems of every kind and description, all electronic, aeronautical, electrical or other equipment, apparatus, systems, devices and instruments of every kind and description, plant and machinery of every kind and description.

(b)	To invest and deal with moneys of the Company not immediately required in any manner whatsoever and without prejudice to the generality of the

[1]	The Company changed it’s name to Racal - BR Telecommunications Limited on 22 December 1995.

The Company changed it’s name to Racal Telecommunications Limited on 11 August 1997.

The Company changed it’s name to Global Crossing (UK) Telecommunications Limited on 17 January 2000.

foregoing to purchase, take on lease or otherwise acquire any real or personal property rights or privileges of any kind.

(c)	To purchase, subscribe for, underwrite, take or otherwise acquire and hold any shares, stock, bonds, options, debentures, debenture stock, obligations or securities in or of any company, corporation, public body, supreme, municipal local or otherwise or of any Government or State and to act as and perform all the functions of a holding company and to acquire, undertake, carry on and execute any business, undertaking, transaction or operation whether agricultural, extractive, manufacturing, financial, mercantile or otherwise.

(d)	To purchase, take on lease or in exchange, hire or otherwise acquire, and obtain options over, lands, buildings and generally any real or personal property, rights or privileges of any kind which the Company may deem necessary or convenient for or with reference to any of its objects, or capable of being profitably dealt with in connection with any of its property or rights for the time being.

(e)	To apply for, register, purchase or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere, any patents, patent rights, secret processes or other rights or monopolies, licences, concessions and the like, conferring any exclusive or non-exclusive or limited right to use any secret or other information as to any invention, property or rights which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired and to make, assist, or subsidise any experiments, researches or investigations.

(f)	To purchase or otherwise acquire, obtain options over, take over, manage, supervise, control and undertake all or any part of the business, undertaking, goodwill, property, assets, rights and liabilities of any person, firm or company, or to acquire the control of shares of any company or any interest therein and to act as a director or manager of any company.

(g)	To improve, manage, develop, grant licences, easements and other rights over, exchange and in any other manner deal with or dispose of the undertaking, property, assets, rights and effects of the Company, or any part thereof, for such consideration as may be thought fit, and in particular for stocks, shares, debentures or securities of any other company, whether fully or partly paid up.

(h)

To pay for any property or rights acquired by the Company, and for any services rendered or to be rendered to the Company either in cash or in fully or partly paid shares, with or without preferred or deferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another and generally on such terms as may seem expedient.

(i)	To lend any monies or assets of the Company to such persons, firms or companies and on such terms as may he considered expedient, and either with or without security, and to invest and deal with monies and assets of the Company not immediately required in any manner and to receive money and securities on deposit, at interest or otherwise.

(j)	To borrow or raise money and to secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit, and in particular by mortgages, or other charges upon the undertaking and all or any of the property and assets (present and future) and the uncalled or unpaid capital of the Company, or by the creation and issue on such terms and conditions as may be thought expedient of debentures or debenture stock, perpetual or otherwise, or other securities of any description.

(k)	To enter into any guarantee, contract of indemnity or suretyship whether by personal covenant or by mortgage or charge on all or any part of the undertaking, property or assets of the Company (including its uncalled capital) and in particular (without prejudice to the generality of the foregoing) with or without consideration to guarantee or give security as aforesaid for the payment of any principal monies, premiums, interest and other monies secured by or payable under any obligations or securities of any company which is (within the means of Section 736 of the Companies Act 1985) in relation to the Company as a holding company or a subsidiary company or a subsidiary company of any such holding company.

(l)	To issue securities which the Company has power to issue by way of security and indemnity to any person whom the Company has agreed, or is bound or willing to indemnify, or in satisfaction of any liability undertaken or agreed to be undertaken by the Company, and generally in every respect upon such terms and conditions and for such consideration (if any) as the Company may thing fit.

(m)	To establish or promote or concur in establishing or promoting any other company or companies for the purpose of acquiring or undertaking all or any of the assets and liabilities of this Company, or for any other purpose which may seem directly or indirectly calculated to benefit this Company or to advance the objects or interests thereof, or to take and otherwise acquire and hold or dispose of shares, stock, debentures or other securities of any such company or companies.

(n)	To amalgamate or enter into partnership with, and to co-operate in any way with or assist or subsidise any person, firm or company carrying on any business which this Company is authorised to carry on or possessed of property suitable for the purposes of the Company.

(o)	To pay all expenses incident to the formation or promotion of this or any other company, and to remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing or assisting to place or guaranteeing the placing of any of the shares in or debentures or debenture stock or other securities of the Company, or in or about the promotion, formation or business of the Company, or of any other company promoted wholly or in part by this Company.

(p)	To draw, make, accept, endorse, discount, negotiate, execute and issue, and to buy, sell and deal with bills of exchange, promissory notes and other negotiable or transferable instruments or securities.

(q)	To grant pensions or gratuities to any employees or officers (including Directors) or ex-employees or ex-officers (including ex-Directors) of the Company or the relations, connections or dependants of any such persons, and to pay or contribute to insurance schemes having such objects including but not limited to, payments towards insurance against any liability as is referred to in Section 310(1) of the Act, and to establish or support associations, institutions, clubs, funds and trusts, which may be considered likely to benefit any such persons or otherwise advance the interests of the Company or of its members, and to establish or contribute to any scheme for the purchase by trustees of fully paid shares in the Company to be held for the benefit of employees of the Company, including any Director holding a salaried employment or office in the Company, and to lend money to the Company’s employees to enable them to purchase fully paid shares in the Company, and to formulate and carry into effect any scheme for sharing the profits of the Company with its employees or any of them.

(r)	To subscribe or guarantee money for any national, charitable, benevolent, public, general or useful object, or for any exhibition, or for any purpose which may be considered likely, directly or indirectly to further the objects of the Company or the interests of its members.

(s)	To distribute among the members of the Company in specie by way of dividend or bonus or upon a return of capital any property or assets of the Company, or any proceeds of sale or disposal of any property or assets of the Company but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(t)	To hold in the names of others any property which the Company is authorised to acquire and to do all or any of the things and matters aforesaid in any part of the world and either as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents, sub-contractors or otherwise, and either alone or in conjunction with others; and to accept property on trust and to act as trustee, executor, administrator or attorney either gratuitously or otherwise.

(u)	To procure the Company to be recognised, registered or incorporated in any British Dominion, Colony, Protectorate, Mandated or Trust Territory or Dependency, or in any foreign country or state.

(v)	To do all such other things and to carry on such other business or businesses whatsoever and wheresoever as may, in the opinion of the Company, be necessary, incidental, conducive or convenient to the attainment of the above objects or any of them, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property, assets or rights, to otherwise likely in any respect to be advantageous to the Company.

(w)	To establish and maintain, and to contribute to, any scheme for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of its employees or former employees or those of any company which is the Company’s holding company or a subsidiary of the Company or of any such holding company or by or for the benefit of such other persons as may for the time being be permitted by law; and, to the extent permitted by law, to lend money to employees of the Company or of any such other company or of any other company which is allied to or associated with the Company with a view to enabling them to acquire shares in the Company or its holding company.

AND it is hereby declared that the word “company” in this Clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in the United Kingdom or elsewhere, and further the intention is that the objects specified in each paragraph of this Clause shall not be restrictively construed but the widest interpretation shall be given thereto, and, except where otherwise expressed in such paragraph, be independent main objects and be in no wise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

4.	The liability of the members is limited.

5.	The share capital of the Company is £100 divided into 100 shares of £1 each and the Company shall have the power from time to time to divide the original or any increased capital into classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions and conditions. [2]

[2]	On 29 March, 1994 the capital of the Company was increased to £2,000,000 divided into 2,000,000 shares of £1 each.

WE, the Subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and we respectively agree to take the number of shares in the capital of the Company shown opposite our respective names.

NAMES AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber
RALPH ANTHONY PORTER	ONE
18 SHERBORNE CLOSE
COLNBROOK
SLOUGH
BERKSHIRE
SL3 0PB

JOHN ANTHONY HORTON	ONE
105 COCKNEY HILL
TILEHURST
READING
BERKSHIRE
RG3 4EY

TOTAL SHARES TAKEN	TWO

Dated this 10th day of April 1990

Witness to the above Signatures:-

HEATHER JANE BONNEY (SECRETARY)

35 BLENHEIM COURT

WOOTTON BASSETT

SWINDON

WILTSHIRE

THE COMPANIES ACTS 1985 TO 1989

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

(As amended by Written Resolution passed on 8 December 2004)

1.	The Regulations contained in Table A of The Companies (Tables A-F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (hereinafter referred to as “Table A”) shall apply to the company save in so far as they are excluded or varied hereby and such Regulations (except in so far as excluded or varied) and the articles hereinafter contained shall be the Regulations of the company.

2.	The following shall be added to the end of Regulation 2 of Table A:

“The directors shall have the unconditional authority for a period of five years from the date of incorporation to allot or otherwise dispose of any relevant securities, up to the amount of the then authorised ordinary share capital on such terms and conditions as directors may think fit.”

3.	In Regulation 8 of Table A the words in parenthesis, “(not being a rally paid share)” shall be omitted.

4.	The following words shall be added to Regulation 23 of Table A:-

“The transferor of any share shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof”.

5.	The following words shall be substituted for the first sentence of Regulation 24 of Table A:-

“The directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any share, whether or not it is a fully paid share”.

6.	Regulations 40 and 41 of Table A shall not apply to the company. Two members, entitled to vote, or each being a proxy for a member or a duly authorised representative if the member is a corporation shall be a quorum, save that if the company has one member, that member present in person or by proxy or a duly authorised representative of a corporation shall be a quorum. If within half an hour from the time appointed for a general meeting a quorum is not present, or if during a meeting such a quorum ceases to be present, the meeting shall be dissolved.

7.	(a) If and for so long as the company has only one member and that member takes any decision which is required to be taken in general meeting or by means of a written resolution, that decision shall be as valid and effectual as if agreed by the company in general meeting save that this paragraph shall not apply to resolutions passed pursuant to ss 303 and 391 of the Act.

(b) Any decision taken by a sole member pursuant to para (a) above shall be recorded in writing and delivered by that member to the company for entry in the company’s minute book.

8.	There shall be substituted for the words of paragraph (b) of Regulation 46 of Table A the following words:-

“by any member present in person or by proxy and entitled to vote; or”.

9.	There shall be added to the end of Regulations 53 of Table A the following words:-

“ … and signature in the case of a corporate body which is a member shall be sufficient if made by a director thereof or its duly appointed attorney”.

10.	The end of Regulation 64 shall be amended by the substitution of the word “two” with the word “one”.

11.	There shall be added to the end of Regulation 65 of Table A the following words: -

“Any alternate director may be removed from office by a resolution of the board”.

12.	To the end of the last sentence of Regulation 66 of Table A shall be added the following words:-

“or who has not given to the company an address in the United Kingdom at which notices may be served on him”.

13.	Regulation 67 of Table A shall not apply to the company. An alternate director shall cease to be an alternate director if his appointor ceases to be a director.

14.	The first two sentences of Article 72 of Table A shall be replaced by the following:

“The directors may delegate any of their powers to:

(i)	a committee consisting of one or more directors;

(ii)	the company secretary; and

(iii)	the managing director or any director holding any other executive office.”

15.	Regulations 73 to 80 (inclusive) of Table A shall not apply to the company.

16.	The Company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director.

17.	Without prejudice to the aforegoing Regulation the directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles as the maximum number of directors.

18.	The Directors may from time to time appoint any person to any post with such descriptive title including that of Director (whether as associate, works, sales, divisional, departmental, regional, local, advisory, technical, deputy, assistant, or otherwise) as they may determine and may define, limit, vary and restrict the powers, authorities and discretions of the person so appointed and may fix and determine his remuneration and duties, and subject to the terms of any contract between him and the Company may remove any persons so appointed. A person so appointed shall not be a Director of the Company for any of the purposes of these Articles or of the Companies Acts and accordingly shall not be entitled to be present at any meeting of the Directors or any committee thereof except at the request of the Directors or such committee, and if present at such request he shall not be entitled to vote thereat”.

19.	If the company shall be or become subject to the provisions of Section 293 of the Act then any person may be appointed or elected as a director whatever may be his age and no director shall be required to vacate his office by reason of his attaining or having attained the age of 70 or any other age.

20.	The following paragraph shall be added to the end of Regulation 81 of Table A:

“(f)	shall be required to resign his office by notice in writing lodged at the Registered Office signed by the holder or holders of not less than three-fourths of the nominal value of the issued shares of the company”.

21.	The last sentence of Regulation 84 of Table A shall not apply to the company.

22.	The following sentences shall be added to the end of Regulation 88 of Table A:

“Members of the Board or of any Committee thereof may participate in a meeting of the Board or of such Committee by means of conference telephone or any communications equipment by means of which all persons participating in a meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the Chairman of the meeting is then present”.

23.	Regulations 94 to 97 (inclusive) of Table A shall not apply to the company. A director, notwithstanding his interest or that of any person who is, for any purpose of the Act, connected with him may vote in respect of any contract or arrangement in which he or any person with whom he is connected is interested and may be counted in the quorum present at any meeting.

24.	The company may, by extraordinary resolution remove any director (including a managing director but without prejudice to any claim he may have for damages) before the expiration of his period of office, and may, by ordinary resolution, appoint another person in his stead.

25.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:-

(a)	every member except those members who (having no registered address within the United Kingdom) have not supplied to the company an address within the United Kingdom for the giving of notices to them and except those who under the provisions of the Regulations of the company or terms of the issue of the shares held by them are not entitled to receive notices of general meetings of the company;

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member where the member but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	the auditor for the time being of the company.

No other person shall be entitled to receive notices of general meeting.

26. (a)	Subject to the provisions of the Statutes, every Director or other officer or Auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities which he may sustain or incur in or about the execution of his office or otherwise in relation thereto.

(b)	To the extent permitted by the law the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director or other officer or Auditor of the Company in relation to anything done or omitted to be done or alleged to have been done or omitted to be done as Director, officer or Auditor.

“27.	[1] Notwithstanding anything contained in these Articles:

(i)	any pre-emption rights conferred on existing members by these Articles or otherwise and any other restrictions on transfer of shares contained in these Articles or otherwise shall not apply to, and

(ii)	the Directors shall not decline to register, nor suspend registration of,

any transfer of shares where such transfer is:

(A)	in favour of any bank, financial institution or other person (or any nominee or nominees of such a bank, financial institution or other person) to whom such

[1]	Article 27 inserted by Written Resolution passed on 17 May 2004.

shares are being transferred by way of security (whether such bank, financial institution or other person is acting as agent, trustee or otherwise), or

(B)	duly executed by any such bank, financial institution or other person (or any such nominee or nominees) to whom such shares (including any further shares in the Company acquired by reason of its holding of such shares) are to be transferred as aforesaid pursuant to a power of sale under any security document which creates any security interest over such shares, or

(C)	duly executed by a receiver appointed by a bank, financial institution or other person (or any such nominee or nominees) pursuant to any security document which creates any security interest over such shares, and a certificate by any official of such bank, financial institution or other person (or any such nominee or nominees) or any such receiver that the shares are or are to be subject to such a security and that the transfer is executed in accordance with the provisions of this Article shall be conclusive evidence of such facts. Any lien on shares which the Company has shall not apply in respect of any shares which have been charged by way of security to a bank, financial institution or other person or a subsidiary of a bank, financial institution or other person or which are transferred in accordance with the provisions of this Article. For the purposes of this Article, “person” includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking (within the meaning of section 259(1) of the Act) or other association (whether or not having separate legal personality) or any two or more of the foregoing.”

“28.	[2] The consent of the holders of not less than three-fourths in nominal value of the issued share capital of the Company from time to time shall be required before any steps are taken voluntarily to resolve to wind-up the Company as a result of any bankruptcy or insolvency proceedings applied to other group members (as such term is defined in s53(1)(a) of the Companies Act 1989 (as amended)) incorporated outside the United Kingdom are a party, including without limitation any proceedings under chapter 11 of the United States Bankruptcy Code or any statutory modification or re-enactment thereof. Subject to the requirements of the Act, the members shall not pass a special resolution to wind up the Company voluntarily pursuant to section 84 of the Insolvency Act 1986 or any statutory modification or re-enactment thereof solely as a result of the existence of insolvency or bankruptcy proceedings affecting other group members (as such term is defined in s53(1)(a) of the Companies Act 1989 (as amended)) incorporated outside the United Kingdom, including without limitation any proceedings under chapter 11 of the United States Bankruptcy Code or any statutory modification or re-enactment thereof.”

[2]	Article 28 inserted by Written Resolution passed on 8 December 2004.

NAMES AND ADDRESSES OF SUBSCRIBERS

RALPH ANTHONY PORTER

18 SHERBORNE CLOSE

COLNBROOK

SLOUGH

BERKSHIRE

SL3 0PB

JOHN ANTHONY HORTON

105 COCKNEY HILL

TILEHURST

READING

BERKSHIRE

RG3 4EY

Dated this 10th day of April 1990

Witness to the above Signatures:-

HEATHER JANE BONNEY (SECRETARY)

35 BLENHEIM COURT

WOOTTON BASSETT

SWINDON

WILTSHIRE